EXHIBIT 5.1

STINSON LEONARD STREET LLP

150 SOUTH FIFTH STREET, SUITE 2300

MINNEAPOLIS MN 55402

(612) 335-1500

May 15, 2015

Two Harbors Investment Corp.
590 Madison Avenue, 36th Floor

New York, New York 10022

Re:                             Registration Statement on Form S-8 pertaining to up to 10,000,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”) to be issued subsequent to the date hereof under the Two Harbors Investment Corp. Second Restated 2009 Equity Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as counsel to the Two Harbors Investment Corp. (the “Company”)  in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company on Form S-8 filed or to be filed with the Securities and Exchange Commission (the “Commission”) on or about May 15, 2015 (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

In our capacity as counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)                                     the corporate charter (the “Charter”) of the Company, as amended to date;

(ii)                                  the Amended and Restated Bylaws of the Company;

(iii)                               resolutions adopted by the Board of Directors of the Company;

(iv)                              the Plan;

(v)                                 the Registration Statement in substantially the form filed or to be filed with the Commission pursuant to the Act;

(vi)                              a status certificate of the State Department of Assessments and Taxation of Maryland (the “Department”), dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

(vii)                           such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinion set forth below, we have assumed the following:

(a)                                 each person executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so;

(b)                                 each natural person executing any of the Documents is legally competent to do so;

(c)                                  any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the

Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)                                 none of the Shares will be issued or transferred in violation of the provisions of Article VII of the Charter relating to restrictions on ownership and transfer of stock; and

(e)                                  upon each issuance of any of the Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.                                      The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.                                      The Shares have been authorized for issuance pursuant to the Plan and if, as and when the Shares are issued subsequent to the date hereof either as awards of restricted stock or upon the exercise of options or in respect of stock appreciation rights, or in respect of other stock-based awards, in each case duly authorized by the Board of Directors of the Company or a properly appointed committee thereof to which the Board of Directors has delegated the requisite power and authority, in exchange for the consideration therefor, all in accordance with, and subject to, the terms and conditions of the Plan and the awards of restricted stock or options or stock appreciation rights or other stock-based awards relating to such Shares, such Shares will be duly authorized, validly issued and fully paid and non-assessable.

The foregoing opinion is limited to the Maryland General Corporation Law of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

STINSON LEONARD STREET LLP

/s/ Stinson Leonard Street LLP